Exhibit 99.5

Consent of Cummings & Company, LLC

May 5, 2015

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Horizon Bancorp (“Horizon”) as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 dated the date hereof relating to the proposed merger of Peoples Bancorp into Horizon and the references to such opinion therein. This consent relates solely to the Registration Statement and not to any subsequent amendments thereto or any other document.

By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Cummings & Company, LLC